FOR RELEASE

Contacts:

Rick Pierce                                          Douglas MacDougall
V.P., Finance & Investor Relations                   Chris Erdman
SafeScience, Inc.                                    Feinstein Kean Healthcare
www.safescience.com                                  www.fkhealth.com
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FOR IMMEDIATE RELEASE
---------------------

           SAFESCIENCE TO FOCUS ON BIOTECHNOLOGY AND DRUG DEVELOPMENT
    -COMPANY ASSESSING ALTERNATIVES FOR CONSUMER, INDUSTRIAL AND AGRICULTURAL
                                 PRODUCT AREAS-
BOSTON, MA, January 29, 2001--SafeScience, Inc., (Nasdaq: SAFS), announced today that it will focus solely on biotechnology and has been in the process of identifying various alternatives for its consumer, industrial and agricultural product lines.

"We believe that our biotechnology and drug development business provides the greatest potential for our shareholders," said Bradley J. Carver, President and CEO of SafeScience, Inc. "The world-wide exclusive licensing agreement announced today secures our intellectual property rights to GBC-590. We will now focus on our drug development business and aggressively move forward with the development of GBC-590 and other carbohydrate drug candidates."

SafeScience has retained Burrill & Company, a leading private merchant bank focused exclusively on the life sciences, to assist in the process of determining appropriate alternatives for its consumer, industrial, and agricultural areas.

SAFESCIENCE
SafeScience develops and licenses pharmaceutical, agricultural and consumer products. The Company's human therapeutic products include GBC-590, a unique compound to treat cancer, which is in Phase II human clinical trials, as well as an antifungal compound, CAN-296, in pre-clinical development for potential treatment of human fungal infections. In the area of agriculture, SafeScience has received conditional U.S. EPA approval of Elexa-4(R) Plant Defense Booster, an innovative compound which stimulates the plant to protect itself against pathogens. SafeScience has filed for state registration of Elexa in California and will now begin the process of registering it in several U.S. states. SafeScience's line of consumer and commercial products are being marketed under the SafeScience(R) brand as an alternative to conventional products employing potentially harmful chemicals. Further information is available on SafeScience's web site, http://www.safescience.com.
          --------------------------

SAFE HARBOR STATEMENT
Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product nonapproval or product development and market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or

                                     -MORE-

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                                      SafeScience, Inc. "Focus on Biotechnology"
                                                                          Page 2

performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.